EXHIBIT 5.1


November 23, 1994


Browning-Ferris Industries, Inc.
757 N. Eldridge
Houston, Texas  77079

Gentlemen:

       I have acted as counsel for Browning-Ferris Industries, Inc., a Delaware corporation (the "Company"), in connection with its filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the "Registration Statement") with respect to the registration under the Securities Act of 1933, as amended, of 2,000,000 shares of the Company's common stock, $.16 2/3 par value per share, including the preferred stock purchase rights associated therewith (collectively, the "Shares"), which are to be offered upon the terms and subject to the conditions set forth in the BFI Employee Stock Ownership Savings Plan (the "Plan").

       I have examined (i) the Restated Certificate of Incorporation and By-Laws of the Company, each as amended to date, (ii) the Plan, (iii) the Registration Statement, and (iv) such certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed.

       In connection with this opinion, I have assumed the authenticity and completeness of all records, certificates and other instruments submitted to me as originals, the conformity to original documents of all records, certificates and other instruments submitted to me as copies, the authenticity and completeness of the originals of those records, certificates and other instruments submitted to me as copies and the correctness of all statements of fact contained in all records, certificates and other instruments that I have examined.

       Based upon and subject to the foregoing, I are of the opinion that the Shares have been duly authorized and, when issued in accordance with the terms of the Plan will be validly issued, fully paid and nonassessable.

       I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

    Very truly yours,


    /s/ Allan R. Conge